                       SIXTH AMENDMENT TO CREDIT AGREEMENT


     THIS SIXTH AMENDMENT TO CREDIT AGREEMENT, dated as of August 31, 2000 (the "AMENDMENT"), is among Alternative Resources Corporation, a Delaware corporation, the undersigned Lenders and American National Bank and Trust Company of Chicago, as Agent and as Lender. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in Credit Agreement (as hereinafter defined).



                              W I T N E S S E T H:


     WHEREAS, the Borrower, the Agent and the Lenders entered into that certain Credit Agreement dated as of November 7, 1997 as heretofore amended (as so amended and as the same may hereafter be amended, modified, restated or otherwise supplemented from time to time, the "CREDIT AGREEMENT");

     WHEREAS, the Borrower, Agent and the Lenders wish to make certain amendments to the Credit Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, each of the undersigned agrees as follows:

1.   AMENDMENTS TO CREDIT AGREEMENT.

     (a) Article I of the Credit Agreement shall be amended by deleting the definition of "Maximum Subcontracted Eligibility Amount" and shall further be amended by adding the following new definitions thereto in the appropriate alphabetical order:

          "Cash Budget" means the consolidated cash forecast dated August 28, 2000 for the Borrower and its Subsidiaries for the period from August 28, 2000 through December 30, 2000 delivered by the Borrower to the Agent and Lenders.

          "Lock Box" is defined in Section 6.31 hereof.

          "Lock Box Account" is defined in Section 6.31 hereof.

     (b) The definitions of Applicable Margin, Borrowing Base, Commitment and

Permitted Overadvance contained in Article I of the Credit Agreement shall be amended in their entirety and as so amended shall read as follows:

          "Applicable Margin" means two and one-fourth percent (2.25%).

          "Borrowing Base" means an amount equal to the total of (a) 80% of the unpaid amount of all Eligible Accounts Receivable, PLUS (b) 80% of the unpaid amount of all Eligible Subcontracted Accounts Receivable, in each case net of such reserves and allowances as the Agent deems necessary in its reasonable discretion PLUS (c) the Permitted Overadvance, provided however, that the Borrowing Base shall be computed only as against and on the basis of the most recent Borrowing Base Certificate received pursuant to Section 6.29 hereof.

          "Commitment" means, for each Lender, the obligation of such Lender to make Revolving Loans not exceeding the amount set forth opposite its name below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof:


         LENDER                                                    COMMITMENT
         American National Bank and Trust Company of Chicago       $16,500,000

         Mellon Bank, N.A.                                         $11,000,000

         Harris Trust and Savings Bank                             $11,000,000

         Fleet National Bank                                       $ 8,250,000

         National City Bank                                        $ 8,250,000

         TOTAL                                                     $55,000,000

          "Permitted Overadvance" means $12,000,000.

     (c) Article II of the Credit Agreement shall be amended in its entirety and as so amended shall read as follows:

     2.1 COMMITMENT. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding its Pro Rata Share of the Available Aggregate Commitment, PROVIDED that at no time shall the Aggregate Outstanding Credit Exposure hereunder exceed the Borrowing Base as then determined and computed. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.

     2.2 REQUIRED PAYMENTS; TERMINATION. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date. Additionally, if on any day the Aggregate Outstanding Credit Exposure exceeds the lesser of (a) the Borrowing Base or (b) the Aggregate Commitment, the Borrower shall immediately make a prepayment of the Loans in an amount sufficient to eliminate such excess. Additionally, the Borrower shall, from time to time, immediately prepay the Loans and the Aggregate Commitment shall automatically reduce (subject to re-instatement upon request of the Borrower and consent to do so by all the Lenders) in an amount equal to all income tax refunds received by the Borrower. Additionally, the Borrower shall, from time to time, immediately prepay the Loans in an amount equal to the net proceeds received on account of the sale of any of its assets, including, without limitation, any sale of Collateral.

     2.3 RATABLE LOANS. Each Advance hereunder (other than any Swing Line Loan) shall consist of Revolving Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

     2.4 TYPES OF ADVANCES. The Advances may be Floating Rate Advances, selected by the Borrower in accordance with Section 2.9, or, in the discretion of the Swing Lender, Swing Line Loans selected by the Borrower in accordance with
Section 2.5.

     2.5 SWING LINE LOANS.

          2.5.1. AMOUNT OF SWING LINE LOANS. Upon the satisfaction of the conditions precedent set forth in Section 4.2, from time to time prior to the Facility Termination Date, the Swing Line Lender may in its discretion but only with the prior approval of all Lenders, on the terms and conditions set forth in this Agreement, make Swing Line Loans to the Borrower from time to time in an aggregate principal amount not to exceed the Swing Line Commitment, PROVIDED that the Aggregate Outstanding Credit Exposure shall not at any time exceed the lesser of (a) Aggregate Commitment or (b) the Borrowing Base, and PROVIDED FURTHER that at no time shall the sum of (i) the Swing Line Lender's Pro Rata Share of the Swing Line Loans, PLUS (ii) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1, exceed the Swing Line Lender's Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.

          2.5.2. BORROWING NOTICE. The Borrower shall deliver to the Agent and the Swing Line Lender irrevocable notice (a "Swing Line Borrowing Notice") not later than noon (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying the applicable Borrowing Date (which date shall be a Business Day), and the aggregate amount of the requested Swing Line Loan. The Swing Line Loans shall bear interest at the Floating Rate.

          2.5.3. MAKING OF SWING LINE LOANS. Not later than 2:00 p.m. (Chicago time) on the applicable Borrowing Date, the Swing Line Lender shall advise the Borrower if it has received the approval of the Lenders to make the requested Swing Line Loan and if it is willing to make such Swing Line Loan and if so, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available in Chicago, to the Agent at its address specified pursuant to Article XIII. In the event the Swing Line Lender shall fail to respond to any request by the Borrower for a Swing Line Loan, such request shall be deemed denied. The Agent will promptly make the funds so received from the Swing Line Lender available to the Borrower on the Borrowing Date at the Agent's aforesaid address.

          2.5.4. REPAYMENT OF SWING LINE LOANS. Each Swing Line Loan shall be paid in full by the Borrower on demand by the Swing Line Lender to do so but in no event later than the Facility Termination Date. In addition, the Swing Line Lender may at any time in its sole discretion with respect to any outstanding Swing Line Loan, require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender's Pro Rata Share of such Swing Line Loan, for the purpose of repaying such Swing Line Loan. Not later than noon (Chicago time) on the date of any notice received pursuant to this Section 2.5.4, each Lender shall make available its required Revolving Loan, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section 2.5.4 shall be Floating Rate Loans. Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Section 4.1 had not then been satisfied, such Lender's obligation to make Revolving Loans pursuant to this Section 2.5.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation,
     (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.5.4, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.5.4, such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Facility Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

     2.6 COMMITMENT FEE; REDUCTIONS IN AGGREGATE COMMITMENT; AMENDMENT FEE. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee at a per annum rate equal to one-half of one percent (1/2%) on the daily unused portion of such Lender's Commitment from the date hereof to and including the Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date. Swing Line Loans shall not count as usage of any Lender's Commitment for the purpose of calculating the commitment fee due hereunder. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $1,000,000, upon at least one
(1) Business Day's written notice to the Agent, which notice shall specify the amount of any such reduction, PROVIDED, HOWEVER, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Advances. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

     (b) The Borrower agrees to pay to the Agent for the account of the Lenders a sixth amendment fee in an amount equal to 1% of the aggregate Commitments in effect as of August 31, 2000, such fee to be fully earned upon execution of the Sixth Amendment to Credit Agreement by the Borrower and Lenders and delivery of the same to the Agent and to be payable upon the earlier of (a) payment of the Obligations in full and termination of the Commitments, (b) December 31, 2000 or
(c) acceleration of the Obligations pursuant to Section 8.1 hereof.

     2.7 INTEREST OPTIONS. No Advance may be made as, converted into or continued as a Eurodollar Advance.

     2.8 OPTIONAL PRINCIPAL PAYMENTS. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances or any portion of the outstanding Floating Rate Advances upon notice to Agent, or the Swing Line Lender as the case may be, by 11:00 a.m. (Chicago time) on the date of repayment.

     2.9 METHOD OF SELECTING TYPES AND INTEREST PERIODS FOR NEW ADVANCES. The Borrower shall select the Type of Advance from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan) specifying:

     (i) the Borrowing Date, which shall be a Business Day, of such Advance, and

     (ii) the aggregate amount of such Advance.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans in funds immediately available in Chicago to the Agent at its address specified pursuant to Article
XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

     2.10 CONTINUATION OF OUTSTANDING ADVANCES. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are repaid in accordance with Section 2.8.

     2.11 CHANGES IN INTEREST RATE, ETC. Each Floating Rate Advance (including each Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made, to but excluding the date it is paid, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate.

     2.12 RATES APPLICABLE AFTER DEFAULT AND UNDER OTHER CIRCUMSTANCES. Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, PROVIDED that, during the continuance of a Default under Section 7.6 or 7.7, such interest rate shall be applicable to all Advances without any election or action on the part of the Agent or any Lender.

     2.13 METHOD OF PAYMENT. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall (except with respect to repayments of Swing Line Loans) be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with ANB for each payment of principal, interest and fees as it becomes due hereunder.

     2.14 NOTELESS AGREEMENT; EVIDENCE OF INDEBTEDNESS. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (ii) The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder and the Type thereof, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof.

     (iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be PRIMA FACIE evidence of the existence and amounts of the Obligations therein recorded absent demonstrable or manifest error; PROVIDED, HOWEVER, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

     (iv) Any Lender may request that its Loans be evidenced by a promissory note or, in the case of the Swing Line Lender, promissory notes representing its Revolving Loans and Swing Line Loans, respectively, substantially in the form of Exhibit E, with appropriate changes for notes evidencing Swing Line Loans (each a "Note"). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender. Thereafter, the Loans evidenced by each such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

     2.15. TELEPHONIC NOTICES. The Borrower hereby authorizes the Lenders and the Agent to extend or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest or demonstrable error.

     2.16. INTEREST PAYMENT DATES; INTEREST AND FEE BASIS. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity. Interest and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     2.17. NOTIFICATION OF ADVANCES, INTEREST RATES, PREPAYMENTS AND COMMITMENT REDUCTIONS. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, and repayment notice received by it hereunder. The Agent will give each Lender prompt notice of each change in the Alternate Base Rate.

     2.18 LENDING INSTALLATIONS. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

     2.19 NON-RECEIPT OF FUNDS BY THE AGENT. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

     2.20 DISBURSEMENTS OF ADVANCES; SETTLEMENTS AMONG AGENT AND LENDERS; PAYMENTS OF INTEREST AND FEES; DISGORGEMENT OBLIGATIONS . (a) The outstanding balance of Advances may fluctuate from day to day through the Agent's disbursement of funds to, and receipt of funds from, the Borrower. In order to minimize the frequency of transfers of funds between the Agent and each Lender, Advances and payments will be settled according to the procedures described in this Section 2.20. Notwithstanding these procedures, each Lender's obligation to fund its portion of any Advances made by the Agent to the Borrower will commence on the date such Advances are made by the Agent. Such payments will be made by each Lender without setoff, counterclaim or reduction of any kind.

         (b) On Friday of each week, or more frequently (including daily) if the Agent so elects (each such day being a "Settlement Date"), the Agent will advise each Lender by telephone or telecopy of the amount of each such Lender's ratable share of the outstanding balance of Advance as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Lender's share of the outstanding balance of Advances to equal such Lender's Commitment percentage of the Obligations as of any Settlement Date, such Lender will pay to the Agent, or the Agent will pay to such Lender (as applicable) the amount necessary in same day funds by wire transfer to the other's account not later than 4:00 p.m. Chicago time on the Business Day following the Settlement Date.

     (c) Notwithstanding the foregoing, the Agent, at its option, may elect to require that each Lender provide funds in connection with any requested borrowing hereunder on the scheduled borrowing date, and in such event the Agent shall advise each Lender by telephone or telecopy of the amount to be funded by such Lender no later than the borrowing date applicable thereto, and each such Lender shall pay to the Agent such Lender's Commitment percentage of the borrowing in same day funds by wire transfer to the Agent's account not later than 4:00 p.m. Chicago time on such Borrowing date.

     (d) On the first Business Day of each month (each, an "Interest Settlement Date"), the Agent will advise each Lender by telephone or telecopy of the amount of such Lender's commitment percentage of interest and fees on each Loan as of the end of the last day of the immediately preceding month. Provided that such Lender has made all payments required to be made by it under this Agreement, the Agent will pay to such Lender, by wire transfer to such Lender's account (as specified by such Lender on the signature page of this Agreement or the applicable Assignment and Acceptance) not later than 2:00 p.m. Chicago time on the next Business Day following the Interest Settlement Date, such Lender's commitment percentage of interest and commitment fees, in each instance, received by Agent in the immediately preceding month.

     (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full as and when required hereunder, the Agent may assume that the Borrower has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If the Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Agent from the Borrower and such related payment is not received by the Agent, the Agent shall be entitled to recover such amount from such Lender, and each Lender shall repay to Agent on demand such amount, together with interest thereon for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Agent's cost of funds, without setoff, counterclaim or deduction of any kind. If the Agent determines at any time that any amount received by the Agent under this Agreement must be returned to the Borrower or paid to any other Person pursuant to any solvency, fraudulent conveyance or similar law or otherwise, then, notwithstanding any other term or condition of this Agreement, the Agent will not be required to distribute any portion of such payment to any Lender. In addition, each Lender will repay to the Agent on demand any portion of such amount that the Agent has distributed to such Lender, together with interest thereon at such rate, if any, as the Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d) Section 4.2 shall be amended in its entirety and as so amended shall read as follows:

     "4.2. EACH ADVANCE. The Lenders shall (except as otherwise set forth in Section 2.5.4 with respect to Revolving Loans for the purpose of repaying Swing Line Loans) not be required to make any Advance (other than an Advance that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Advances), unless on the applicable Borrowing Date:

(i)   There exists no Default or Unmatured Default.

(ii) The representations and warranties contained in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(iii) All legal matters incident to the making of such Advance shall be reasonably satisfactory to the Lenders and their counsel.

     Each Borrowing Notice or Swing Line Borrowing Notice, as the case may be, with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied."

     (e) Section 6.1 of the Credit Agreement shall be amended in its entirety and as so amended shall read as follows:

     "6.1 FINANCIAL REPORTING. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

(i) Within 120 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by any management letter prepared by said accountants. The Borrower also agrees to promptly furnish the annual consolidating financial statements for itself and its Subsidiaries prepared by the Borrower in connection with its annual income tax returns.

(ii) Within 30 days after the end of each month in each year, for itself and its Subsidiaries, consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such month together with a summary of the accounts receivable data , in each case satisfactory to the Agent and the Required Lenders, all certified by its chief financial officer.

(iii) Together with the financial statements required under Sections 6.1(i) and
     (ii) within 30 days after the end of each month, a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(iv) As soon as available and in any event within 1 day after the Borrower knows that it is entitled to any income tax refund, notice thereof and of the amount and anticipated date of receipt of such income tax refund. The Borrower also agrees to deposit any such refund into the Lock Box Account.

(v) Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

(vi) As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

(vii) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(viii) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(ix) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

(x) As soon as available and in any event not later than 5:00 p.m. (Chicago time) on the fourth Business Day of each week (i) consolidated cash flow reports consistent with the Cash Budget and otherwise substantially in the form and scope of the Cash Budget reflecting on a line-item basis cash receipts and disbursements for the previous week ended as well as on a cumulative basis from August 27, 2000 for the Borrower and its Subsidiaries with an explanation of any significant variances, (ii) a Borrowing Base Certificate, in each case prepared as of the last day of the immediately preceding week and (iii) weekly sales results and TC headcount data.

(xi) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request."

     (f) Section 6.24.1, 6.24.2 and 6.24.3 shall each be eliminated and replaced with "Intentionally Omitted".

     (g) Section 6.24.4 of the Credit Agreement shall be amended in its entirety and as so amended shall read as follows:

          "6.24.4 CUMULATIVE CONSOLIDATED EBITDA. The Borrower will have Consolidated EBITDA for the periods commencing August 1, 2000 and ending each of the dates specified below in an amount not less than that specified below for such period:


         For the period                      Consolidated EBITDA
         commencing 8/1/00                   shall not be
         and ending:                         less than:
         -----------------------------       --------------------
         August 31, 2000                     $150,000

         September 30, 2000                  $400,000

         October 31, 2000                    $750,000

         November 30, 2000                   $1,100,000"

     (h) Section 6.16 of the Credit Agreement shall be amended in its entirety and as so amended shall read as follows:

          "6.16. CUMULATIVE CAPITAL EXPENDITURES. The Borrower will not, nor will it permit any Subsidiary to, expend or commit to expend, on a cumulative basis for Capital Expenditures in the aggregate amount for Borrower and its Subsidiaries in excess of:


         For the period                                      Capital Expenditures
         commencing 8/1/00                                   shall not exceed:
         and ending:                                         -----------------
         -----------
         August 31, 2000                                     $350,000

         September 30, 2000                                  $450,000

         October 31, 2000                                    $550,000

         November 30, 2000                                   $600,000

         December 31, 2000                                   $650,000"

     (i) Section 6.10 of the Credit Agreement shall be amended in its entirety to read as follows:

                  "6.10. DIVIDENDS. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary."

     (j) Clause (iii) of Section 6.11 shall be amended in its entirety and as so amended shall read as follows:

                  "Indebtedness existing as of August 31, 2000 not exceeding $2,318,000 in aggregate amount outstanding and other Indebtedness incurred thereafter with the prior written consent of the Required Lenders."

     (k) Clause (iv) of Section 6.13 of the Credit Agreement shall be amended in its entirety and as so amended shall read as follows:

                  "(iv) Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than as otherwise permitted under clauses (i) and (ii) of this Section 6.13) from and after August 31, 2000, do not exceed $200,000."

     (l) Clauses (iii), (iv) and (vi) of Section 6.14 of the Credit Agreement shall be deleted.

     (m) Section 6.20 of the Credit Agreement shall be amended in its entirety and as so amended shall read as follows:

                  "6.20. SALE OF ACCOUNTS. The Borrower will not, nor will it permit any Subsidiary to, sell or dispose of any notes receivable or accounts receivable, with or without recourse, other than sales of accounts when taken together with sales of Property permitted under
         Section 6.13(iv) hereof do not exceed $200,000 for the period commencing August 31, 2000 through the date of such sale and after giving effect thereto and the net proceeds of which are deposited into the Lock Box Account and applied as a payment on the Obligations."

     (n) Clause (iii) of Section 6.22 of the Credit Agreement shall be amended in its entirety and as so amended shall read as follows:

                  "(iii) Contingent Obligations in respect of leases otherwise permitted under this Agreement and other Contingent Obligations incurred thereafter with the prior written consent of the Required Lenders."

     (o) The third sentence of Section 12.3.1 of the Credit Agreement shall be amended in its entirety and as so amended shall read as follows:

                  "The consent of the Agent shall be required prior to an assignment becoming effective, it being understood and agreed that the consent of the Borrower shall not be required."

     (p) Article VI of the Credit Agreement shall be amended by adding the following new sections in the appropriate numerical order:

                  6.30 AMENDMENT TO SECURITY AGREEMENT; FURTHER ASSURANCES. On or before September 18, 2000, (a) the Borrower and Guarantors shall have executed and delivered to the Agent, such amendments, instruments and other documents (and pay the cost of filing or recording the same in all places deemed reasonably appropriate by the Agent or any Lender) and do such other acts and things all as the Agent or any Lender may reasonably request to establish and maintain a valid, perfected security interest in all assets (other than real property) of the Borrower and Guarantors and (b) the Borrower shall have directed (in writing) the Internal Revenue Service to remit all income tax refunds to the Lock Box or to the Lock Box Account.

                  6.31 COLLECTIONS. (a) Borrower shall, and shall cause each Guarantor to, direct all of its Account Debtors to make all payments on the Accounts Receivable directly to a post office box (the "Lock Box") designated by, and under the exclusive control of, Agent, at ANB. Borrower shall, and shall cause each Guarantor to, establish an account (the "Lock Box Account") in Agent's name with ANB, into which all payments received in the Lock Box at all times from and after September 15, 2000 shall be deposited, and into which Borrower and each Guarantor will at all times from and after September 15,2000 deposit all payments received by Borrower or such Guarantor on account of Accounts Receivable in the identical form in which such payments were received, whether by cash or check or electronic funds. If Borrower, any Guarantor, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of Borrower, any Guarantor or any Affiliate or Subsidiary, or any other Person acting for or in concert with Borrower or any Guarantor shall receive any monies, checks, notes, drafts or other payments relating to or as proceeds of Accounts Receivable or other Collateral, Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Agent and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lock Box Account. Borrower agrees that all payments made to such Lock Box Account or otherwise received by Agent, whether in respect of the Accounts Receivable or as proceeds of other Collateral or otherwise, will be applied on account of the Obligations in accordance with the terms of this Agreement. Borrower agrees to pay all fees, costs and expenses in connection with opening and maintaining the Lock Box Account and depositing for collection by ANB any check or other item of payment received by Agent on account of the Liabilities. All of such fees, costs and expenses shall constitute Obligations hereunder, shall be payable to Agent by Borrower upon demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. All checks, drafts, instruments and other items of payment or proceeds of Collateral shall be endorsed by Borrower or applicable Guarantor to Agent, and, if that endorsement of any such item shall not be made for any reason, Agent is hereby irrevocably authorized to endorse the same on Borrower's or such Guarantor's behalf. For the purpose of this paragraph, Borrower irrevocably hereby makes, constitutes and appoints Agent (and all Persons designated by Agent for that purpose) as Borrower's true and lawful attorney and agent-in-fact (i) to endorse Borrower's name upon said items of payment and/or proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account Receivable of Borrower; (ii) to take control in any manner of any item of payment or proceeds thereof and
         (iii) to have access to any lock box or postal box into which any of Borrower's mail is deposited, and open and process all mail addressed to Borrower and deposited therein.

                  (b) For purposes of calculating interest, Agent shall, (i) within one (1) Business Days after receipt by Agent at its office in Chicago, Illinois of checks and (ii) on the Business Day of receipt by Agent at its office in Chicago, Illinois of cash or other immediately available funds from collections of items of payment and proceeds of any Collateral, apply the whole or any part of such collections or proceeds against the Obligations as hereinafter provided, subject to actual collection. For purposes of determining the amount of Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, as hereinafter provided, on the day of receipt, subject to actual collection.

                  (c) All payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Agent or any of the Lenders shall be remitted to the Agent and distributed as follows:

                    (i) first, to the payment of any outstanding costs and
               expenses incurred by the Agent in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, and in protecting, preserving or enforcing rights under this Agreement or any of the other Loan Documents, and in any event including all costs and expenses of a character which the Borrower has agreed to pay under Section 9.6 hereof (such funds to be retained by the Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Agent);

                    (ii) second, to the payment of any outstanding interest or other fees or amounts due under this Agreement or any of the other Loan Documents other than for principal, pro rata as among the Agent and the Lenders in accord with the amount of such interest and other fees or amounts owing each;

                    (iii) third, to the payment of the principal of the Loans, pro rata as among the Lenders in accord with the then respective unpaid principal balances of the Loans;

                    (iv) fourth, to the Agent and the Lenders pro rata in accord with the amounts of any other indebtedness, obligations or liabilities of the Borrower owing to them and secured by the Collateral Documents unless and until all such indebtedness, obligations and liabilities have been fully paid and satisfied; and

                    (v) fifth, to the Agent, to be held as collateral security for any undrawn letters of credit issued by the Agent or any Lender until the Agent or such Lender is holding an amount of cash equal to the then outstanding amount of all Letters of Credit;

                    (vi) sixth, to the Borrower or to whomever the Agent
               reasonably determines to be lawfully entitled thereto.

                  6.32 The Borrower agrees to continue to retain Alex Brown (or another reputable financial advisor) to enhance its capital structure and cause such financial advisor to issue periodic (but no less frequently than monthly) progress reports to the Lenders.

                  6.33 The Borrower agrees to continue to cooperate with, pay the fees and expenses of, Policano & Manzo LLC.

     (q) Section 8.2 of the Credit Agreement shall be amended in its entirety and as so amended shall read as follows:

                  "8.2. AMENDMENTS. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; PROVIDED, HOWEVER, that no such supplemental agreement shall, without the consent of all of the Lenders:

     (i) Extend the final maturity of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

     (ii) Reduce the percentage specified in the definition of Required Lenders or amend the definition of Permitted Overadvance or Borrowing Base.

     (iii) Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement. (iv) Amend this Section 8.2.

     (v) Release any Guarantor from its Guaranty or, except as provided in the Collateral Documents, release all or substantially all of the Collateral.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. No amendment of any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the Swing Line Lender. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement."

     (r) Any reference in the Credit Agreement or any other Loan Document to "ARC Services, Inc." shall be corrected to "ARC Service, Inc." and any reference in the Credit Agreement or any other Loan Document to "ARC Midholdings, Inc." shall be corrected to "ARC Midholding, Inc."

     (s) Exhibits B and F to the Credit Agreement shall be amended in their entirety and as so amended shall read as set forth on Exhibits B and F hereto.

2.   WAIVERS AND RELEASE OF CLAIMS.

     Upon satisfaction of the conditions set forth in Section 4 hereof, the Lenders waive compliance by the Borrower as of March 31, 2000 and June 30, 2000 with the provisions of Section 6.24 of the Credit Agreement and also waive any other provisions of the Credit Agreement which may have been violated as a result of overdrafts existing in the Borrower's account with Agent through the date hereof and as a result of the failure to have received a Compliance Certificate from the Borrower with the June 30, 2000 financial statements.

     In further consideration for the agreement of the Agent and the Lenders to this Sixth Amendment, Borrower and each Guarantor hereby release and forever discharge Agent, each Lender, each of their parent corporations, affiliated corporations, subsidiary corporations, predecessor corporations and successor corporations, and the past and present officers, directors, agents, assigns, subrogees, servants, employees, financial advisors and attorneys of each of them from any and all claims, actions, causes of actions, choses in action and suits of every kinds and nature whatsoever, whether at law or in equity, under any facts or legal theory that Borrower or any Guarantor ever had, now has, or hereafter can, shall or may have, in any way related to arising from out of or based upon this Agreement, any amendment thereto, or any Loan Document, except for any such claims arising out of Agent's or any Lender's future willful breach of this Agreement.

3.   REPRESENTATIONS.

     In order to induce the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Lenders that as of the date hereof, the representations and warranties set forth in Article 5 of the Credit Agreement are and shall be and remain true and correct (except that the representations contained in Section 5.4 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Lenders) and the Borrower is in compliance with all of the terms and conditions of the Credit Agreement after giving effect to the amendments and waivers contemplated hereby and no Unmatured Default or Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

     4. CONDITIONS PRECEDENT. This effectiveness of this Amendment shall be subject to the satisfaction of all of the following conditions:

     (a) CERTAIN DOCUMENTS. Agent shall have received this Amendment duly executed by the Borrower and the Lenders.

     (b) OPINION OF COUNSEL. Agent shall have received opinion of counsel to the Borrower with respect to this Amendment, addressed to the Agent and the Lenders which opinion shall be satisfactory to Agent and the Lenders.

     (c) NO DEFAULT. After giving effect to this Amendment and the waivers contained herein, no Unmatured Default or Default shall have occurred and be continuing or will result from the execution and delivery of, or the performance by Borrower of any of its obligations under this Amendment.

     (d) GUARANTOR CONSENT. The Guarantors shall have consented hereto in the space provided for such purpose below.


5.   MISCELLANEOUS.

     (a) This Amendment shall become effective upon the execution and delivery hereof to the Agent by the Borrower and the Lenders and the satisfaction of the conditions precedent set forth in Section 4 hereof.

     (b) Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in any note, document, letter, certificate, the Credit Agreement itself, the Notes, any other Loan Document or any communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

     (c) The Borrower agrees to pay on demand all costs and expenses of or incurred by the Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of counsel for the Agent.

     (d) This Amendment may be executed in any number of counterparts, and by the different parties on different counterparts, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.


    [remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by each of the undersigned as of the day and year first set forth above.

                                    ALTERNATIVE RESOURCES CORPORATION


                                    By:________________________________
                                    Name:______________________________
                                    Its:_______________________________

                                    AMERICAN NATIONAL BANK AND TRUST
                                       COMPANY OF CHICAGO, as Agent and
                                       individually as a Lender

                                    By:________________________________
                                    Name:______________________________
                                    Its:_______________________________

                                    MELLON BANK, N.A.

                                    By:________________________________
                                    Name:______________________________
                                    Its:_______________________________


                                    HARRIS TRUST AND SAVINGS BANK

                                    By:________________________________
                                    Name:______________________________
                                    Its:_______________________________


                                    FLEET NATIONAL BANK

                                    By:________________________________
                                    Name:______________________________
                                    Its:_______________________________

                                    NATIONAL CITY BANK

                                    By:________________________________
                                    Name:______________________________
                                    Its:_______________________________

                               GUARANTORS' CONSENT

     The undersigned have each heretofore executed and delivered to the Agent and Lenders a Guaranty and each hereby consent to the Sixth Amendment set forth above and confirm that its Guaranty and all of the undersigned's obligations thereunder remain in full force and effect in accordance with its terms. ARC Service, Inc. and ARC Midholding, Inc., each further acknowledges and agrees that any reference to its name in its Guaranty or any other Loan Document as "ARC Services, Inc." or "ARC Midholdings, Inc.", as appropriate, is the result of a scrivener's error and that all such references shall be corrected to "ARC Service, Inc." and "ARC Midholding, Inc." respectively. ARC Solutions, Inc. and ARC Midholding, Inc. also acknowledge and agree that any references in any Loan Document to their prior names of CGI Systems, Inc. and CGI Corp., respectively, shall be amended to their new names.

ARC SOLUTIONS, INC.                             ARC SERVICE, INC.
(formerly known as CGI  Systems, Inc.)

By:____________________________                 By:___________________________
Title:___________________________               Title:________________________


WRITERS, INC.                                   ARC MIDHOLDING, INC.
                                                (formerly known as CGI Corp.)

By:___________________________                  By:___________________________
Title:__________________________                Title:_________________________

                                    EXHIBIT B

                             COMPLIANCE CERTIFICATE



To:  The Lenders parties to the
     Credit Agreement Described Below

     This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of November 7, 1997 (as amended, modified, renewed or extended from time to time, the "Agreement") among the Alternative Resources Corporation, a Delaware corporation (the "Borrower"), the lenders party thereto and American National Bank and Trust Company of Chicago, as Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

     THE UNDERSIGNED HEREBY CERTIFIES THAT:

     1. I am the duly elected ___________of the Borrower;

     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

     4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

------------------------------------------------------------------------------
------------------------------------------------------------------------------
------------------------------------------------------------------------------

     The foregoing certifications, together with the computations set forth in
Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this __day of _______, ___.

                      SCHEDULE I TO COMPLIANCE CERTIFICATE

                      Compliance as of _________, ____ with
                 Provisions of Sections 6.11, 6.14, 6.16, 6.17,
                      6.20, 6.23 and 6.24 of the Agreement

A.   INDEBTEDNESS (SECTION 6.11)

         1.       Amount of Indebtedness outstanding
                    described in 6.11(iii)                          $_________

         2.       Line 1 amount must not exceed                     $_________
                  (calculated at 8/31/00 Indebtedness
                  of $_______ plus additional Indebtedness approved by Required Lenders)

         3.       Borrower in compliance (circle)                     yes/no

B.   INVESTMENTS AND ACQUISITIONS (SECTION 6.14)

         1.       Other fixed income investments described
                    in Section 6.14(iii)                            $_______
         2.       Line amount must not exceed                       $0
         3.       Investments in debt and equity securities
                    described in Section 6.14(iv)                   $_______
         4.       Line 3 amount must not exceed                     $ 0
         5.       Investments in joint ventures                     $_______
         6.       Line 5 amount must not exceed                     $0
         7.       Total Acquisitions after _______                  $_______
         8.       Line 7 amount must not exceed                     $0
         9.       Borrower in compliance (circle)                     yes/no

C.   CAPITAL EXPENDITURES (SECTION 6.16)

         1.       Capital Expenditures 8/1/00 to date               $_____
         2.       Line 1 amount must not exceed
                  (See Section 6.16)                                $_____
         3.       Borrower in compliance (circle)                    yes/no

D.   RENTALS (SECTION 6.17)

         1.       Operating lease obligations (Rentals)             $_______
         2.       Line 1 amount must not exceed                     $________
         3.       Borrower in compliance (circle)                    yes/no

E.   SALE OF ASSETS AND ACCOUNTS (SECTIONS 6.13(iv) AND 6.20)

         1.       Sales of accounts, up to date                     $________
         2.       Sales of assets _______ to date                   $________
         3.       Sum of Line 1 and Line 2                          $________
         4.       Line 3 amount must not exceed                     $200,000
         5.       Borrower in compliance (circle)                     yes/no

F.       FINANCIAL CONTRACTS (SECTION 6.23)

         1.       Net Mark to Market Exposures for
                    Rate Hedging Obligations                        $_______
         2.       Line 1 amount must not exceed                     $5,000,000
         3.       Any other Financial Contracts?                      yes/no
         4.       Borrower in compliance (circle)                     yes/no


G.       CUMULATIVE CONSOLIDATED EBITDA (SECTION 6.24.4)
         (As computed for period 8/1/00 to date)

         1.       Consolidated Net Income                           $_______
         2.       Consolidated Interest Expense                     $_______
         3.       Federal, state and local taxes                    $_______
         4.       Extraordinary losses                              $_______
         5.       Sums of Lines 1 through 4                         $_______
         6.       Extraordinary gains                               $_______
         7.       Line 5 minus Line 6 (Consolidated EBIT)           $_______
         8.       Depreciation                                      $_______
         9.       Amortization                                      $_______
         10.      Sum of Lines 7, 8 and 9 (Consolidated EBITDA)     $_______
         11.      Line 10 amount must not be less than             $_________
         12.      Borrower in compliance (circle)                     yes/no

                                    EXHIBIT F

                       FORM OF BORROWING BASE CERTIFICATE

To:  American National Bank and Trust
     Company of Chicago, as Agent
     One Bank One Plaza - 17th Floor
     Chicago, Illinois 60670
     Attention: A. Quinn Richardson

Ladies and Gentlemen:

     Please refer to the Credit Agreement dated as of November 7, 1997 (as amended or otherwise modified from time to time, the "CREDIT AGREEMENT") among Alternative Resources Corporation, a Delaware corporation (the "BORROWER"), various financial institutions and American National Bank and Trust Company of Chicago, as Agent. This certificate (this "CERTIFICATE"), together with supporting calculations attached hereto, is delivered to you pursuant to the terms of the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

     The Borrower hereby certifies and warrants to the Agent and the Banks that at the close of business on ______________, 200__ (the "CALCULATION DATE"), the Borrowing Base was $_____________, computed as set forth on the schedule attached hereto.

     IN WITNESS WHEREOF, the Borrower has caused this Certificate to be executed and delivered by its officer thereunto duly authorized on ___________, 200__.

                                       ALTERNATIVE RESOURCES CORPORATION,
                                       a Delaware corporation


                                       By:_____________________________________
                                       Title:__________________________________

                     SCHEDULE TO BORROWING BASE CERTIFICATE
                   Calculations as of ________________, 200___

1.       Gross Accounts Receivable (per attached aged receivables report)     $_________

2.       Less:  Subcontracted Receivables                                     $_________

3.       Total Non Subcontracted Receivables (Line 1 less Line 2)             $_________

4.       Less Ineligibles (per definition of Eligible Account Receivable):
  a.     Agent's Lien Not Perfected           $_________
  b.     Subject to other Lien                $_________
  c.     Subject to Offset                    $_________
  d.     Account Debtor not in U.S. or Canada $_________
  e.     Sale on Approval, Sale etc.          $_________
  f.     Over 60-90 days                      $_________
  g.     Affiliate Receivables                $_________
  h.     Cross age (not included in Line 4f)  $_________
  i.     Other                                                                $_________

5.       Total Ineligibles                                                    $_________

6.       Eligible Non Subcontracted Accounts
         Receivables (Line 3 minus Line 5)                                    $_________

7.       Ineligible Subcontracted Accounts Receivables
  a.     Over 60-90 days                                                      $_________
  b.     Otherwise Ineligible (per definition
         of Eligible Account Receivable)                                      $_________

8.       Total Ineligible Subcontracted Account                               $_________
          Receivables                                                         $_________

9.       Eligible Subcontracted Account Receivables
         (Line 2 minus Line 8)                                                $_________

10.      Total Eligible Receivables (Line 6 plus Line 9)                      $_________

11.      80% of Line 10                                                       $_________

12.      Permitted Overadvance                                                $_________





13.      Borrowing Base (Line 11 Plus Line 12)                                $_________
         Lesser of Line 13 or Total Commitments                               $_________

15.      Loans Outstanding                                                    $_________

16.      Net Availability (Excess of Line 14 over Line 15)                    $_________

17.      Required Prepayment (Excess of Line 15 over Line 14)                 $_________